Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
Dennard • Lascar Associates
(713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Third Quarter 2013 Results

PLANO, TEXAS — OCTOBER 28, 2013 — TGC Industries, Inc. (NASDAQ: TGE) (“TGC”) today announced financial results for the third quarter of 2013.  Revenues for the third quarter of 2013 were $21.1 million compared to $41.8 million for the third quarter of 2012.  The Company reported a net loss of $4.0 million, or ($0.18) per share, for the third quarter of 2013 compared to net income of $1.1 million, or $0.05 per diluted share, for the third quarter of 2012.  The Company ended the third quarter of 2013 with approximately $33.1 million in cash and accounts receivable and generated cash from operations during the quarter of approximately $822,000.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “This has been a challenging year as we continue to experience a soft U.S. seismic land data acquisition market that began earlier this year.  As a result, revenues declined substantially in the third quarter. We began the third quarter with three crews operating in the U.S. and ended the quarter with five U.S. crews.  Canada also slowed somewhat this summer compared to last summer, as we operated three Canadian crews for short term work at the beginning of the third quarter but had no crews operating there by the end of the quarter.  The short duration of the Canadian work had a negative impact on our performance as we incurred substantial mobilization and demobilization costs during the quarter.  Due to reduced demand for our services, we continue to have four idle U.S. crews that have mainly fixed costs associated with them.  The soft market has continued into the fourth quarter, however crew activity in Canada has started to increase and we expect a positive contribution from Canada.

“Despite a challenging year, our backlog has been increasing since the latter part of the third quarter for both the U.S. and Canada and is currently approximately $65 million, up from $32 million at the end of the second quarter.  While we continue to experience good bidding activity, contracts are slow to materialize, and the U.S. market remains price competitive.  We continue to anticipate a good upcoming Canadian winter season and have just re-activated two crews in Canada for work through the end of the year.  Also, beginning in January, we currently anticipate operating five crews in Canada for the first quarter of 2014.  In the U.S., we expect to operate   five crews through the end of 2013.

“Preliminary indications from our customers point to a stronger 2014, with higher data acquisition spending anticipated.  However, this has not yet materialized into a meaningful increase in our backlog that would provide us with visibility beyond the next six months.  We remain well positioned, with the most advanced, state-of-the-art equipment available, including wireless and multi-component equipment.”

THIRD QUARTER 2013 RESULTS

Revenues in the third quarter of 2013 were $21.1 million compared to $41.8 million for the third quarter of 2012 as the softness in the U.S. seismic market that began late in the first quarter of 2013 continued into the third quarter.  TGC began the 2013 third quarter with three crews operating in the U.S. and ended the quarter with five U.S. crews.  This compares to nine crews operating in the U.S. at the end of the third quarter of 2012.  In Canada, TGC operated three crews for short-term summer work for the first part of the 2013 third quarter, ending the quarter with no Canadian crews, compared to two crews operating in Canada at the end of the third quarter of last year.

Gross profit margin in the third quarter of 2013 was 12.4% compared to 26.1% for the third quarter of 2012.  Cost of services in the quarter was $18.5 million compared to $30.9 million for the third quarter of 2012.  As a percentage of revenues, cost of services was 87.6% for this year’s third quarter compared to 73.9% for the third quarter of 2012.

Selling, general and administrative expenses (“SG&A”) were $2.4 million compared to $2.1 million for the third quarter of 2012.  SG&A as a percentage of revenues for the 2013 third quarter was 11.3% compared to 5.1% for the third quarter a year ago.  Depreciation and amortization expense in the third quarter was $6.1 million compared to $6.7 million for the third quarter of 2012.  As a percentage of revenues, depreciation and amortization expense was approximately 28.7% and 16.0% of revenues for the third quarter of 2013 and 2012, respectively.

Third quarter 2013 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) was $230,481 compared to $8.8 million for the third quarter of 2012.

*A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

YEAR-TO-DATE 2013 RESULTS

Revenues for the first nine months of 2013 were $115.8 million compared to $139.3 million for the first nine months of 2012.  Gross margin was 22.3% for the first nine months of 2013 compared to 32.2% for the same period of 2012.  Cost of services for the first nine months of 2013 was $90.0 million compared to $94.5 million for the same period of 2012.  As a percentage of revenues, cost of services was 77.7% and 67.8% for the third quarter of 2013 and 2012, respectively.

SG&A expenses for the first nine months of 2013 were $7.2 million compared to $6.5 million for the same period of 2012.  As a percentage of revenues, SG&A expense for the first nine months of 2013 was 6.2% compared to 4.7% for the same period of 2012.  Depreciation and amortization expense for the first nine months of 2013 was $19.1 million compared to $18.6 million a year ago.  As a percentage of revenues, depreciation and amortization expense was 16.5% and 13.3% for the two periods, respectively.

TGC reported a net loss of $1.6 million, or $(0.07) per share, for the first nine months of 2013 compared to net income of $11.5 million, or $0.53 per diluted share, for the first nine months of 2012.  EBITDA* for the first nine months of 2013 was $18.6 million, or 16.0% of revenues, compared to $38.3 million, or  27.5% of revenues, for the same period of 2012.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, October 28, 2013, at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.   To participate in the conference call, dial 480-629-9819 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 11, 2013.  To access the replay, dial 303-590-3030 using a pass code of 4643376#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, economic conditions and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$21,115,045	$41,834,680	$115,806,689	$139,264,045

Cost and expenses
Cost of services	18,492,618	30,918,343	90,011,820	94,477,345
Selling, general, administrative	2,391,946	2,134,408	7,226,433	6,484,735
Depreciation and amortization expense	6,057,092	6,685,698	19,110,476	18,591,209
	26,941,656	39,738,449	116,348,729	119,553,289

Income (loss) from operations	(5,826,611)	2,096,231	(542,040)	19,710,756

Interest expense	275,509	350,366	903,667	873,004

Income (loss) before income taxes	(6,102,120)	1,745,865	(1,445,707)	18,837,752

Income tax expense (benefit)	(2,150,433)	634,223	158,537	7,315,971

NET INCOME (LOSS)	$(3,951,687)	$1,111,642	$(1,604,244)	$11,521,781

Earnings (loss) per common share:
Basic	$(0.18)	$0.05	$(0.07)	$0.54
Diluted	$(0.18)	$0.05	$(0.07)	$0.53

Weighted average number of common shares outstanding:
Basic	21,832,831	21,594,401	21,805,692	21,455,601
Diluted	21,832,831	21,922,926	21,805,692	21,855,940

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2013 to shareholders of record as of April 30, 2013.

The statement of operations reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods. The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	September 30	December 31,
	2013	2012
	(unaudited)

Cash and cash equivalents	$21,335,800	$8,614,244
Receivables (net)	11,753,875	35,640,758
Prepaid expenses and other	6,718,292	8,088,722
Current assets	39,807,967	52,343,724
Other assets (net)	294,683	298,347
Property and equipment (net)	69,475,523	89,385,767
Total assets	$109,578,173	$142,027,838

Current liabilities	$20,125,632	$40,127,631
Long-term obligations	9,127,826	16,297,535
Long-term deferred tax liability	4,824,591	7,617,111
Shareholders’ equity	75,500,124	77,985,561
Total liabilities & equity	$109,578,173	$142,027,838

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income (loss)	$(3,951,687)	$1,111,642	$(1,604,244)	$11,521,781
Depreciation and amortization expense	6,057,092	6,685,698	19,110,476	18,591,209
Interest expense	275,509	350,366	903,667	873,004
Income tax expense	(2,150,433)	634,223	158,537	7,315,971

EBITDA	$230,481	$8,781,929	$18,568,436	$38,301,965

# # #